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Randi Baldwin	Lester Rosenkrantz
Vice President Communications & Marketing	Investor Relations
American Medical Alert Corporation	Cameron Associates
(516) 536-5850	(212) 245-8800 Ext. 212

AMERICAN MEDICAL ALERT CORPORATION ANNOUNCES ACQUISITION OF ANSWER CONNECTICUT INC.

OCEANSIDE, New York. –December 13, 2005 –American Medical Alert Corporation (NASDAQ: AMAC), a provider of healthcare communication services and advanced home health monitoring technologies, announced today the acquisition of the operating assets of Answer Connecticut Inc. doing business as ACT Teleservices (“ACT”). ACT is a privately held telephone answering service (TAS) specializing in the provision of services to physicians medical group practices and other healthcare and commercial providers in the New England Region. ACT’s services are provisioned through call centers located in Connecticut and Massachusetts.

Howard M. Siegel, Chief Executive Officer speaking on behalf of AMAC, commented, "ACT is the Company's sixth strategic acquisition and will expand our service area from the Mid-Atlantic to the New England Region. AMAC intends to retain ACT’s call center locations, personnel and operations infrastructure. The addition of ACT will further aid AMAC toward its goal of becoming the leading provider of healthcare communication services throughout the Northeast Corridor. The acquisition of ACT is expected to be immediately accretive and will substantially add to our overall TAS revenue."

Thomas Gelbach, ACT’s President, stated, "I am pleased to join AMAC’s family of TAS companies and believe the combined operations will enhance our ability to more effectively compete for business under the AMAC umbrella, particularly for larger, healthcare-based business. I look forward to participating in the ongoing growth strategy in this geographic area."

About American Medical Alert Corp.
AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates several 24/7 Emergency Response and Telephone Answering Service (TAS) Communication Centers to support the delivery of high quality, healthcare communications.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-QSB, and other filings and releases. "These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks."

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